Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Nos. 333-162323 and 333-185929) on Form S-8 of our report dated June 23, 2020, which appears in this annual report on Form 11-K of the F.N.B. Corporation Progress Savings 401(k) Plan for the year ended December 31, 2019.
/s/ Baker Tilly Virchow Krause, LLP
Pittsburgh, Pennsylvania
June 23, 2020